Exhibit 14
AGNC INVESTMENT CORP. CODE OF ETHICS AND CONDUCT
Adopted: July 17, 2025
A.    INTRODUCTION
AGNC Investment Corp. (“AGNC”) has adopted this Code of Ethics and Conduct to communicate to all AGNC people the ethical and legal standards that we expect you to observe when dealing with AGNC, your AGNC colleagues, and others with whom we do business.
Throughout this Code, we use the terms “AGNC people,” “you” and “your” to refer to all of AGNC’s and its subsidiaries’ directors, executive officers, employees and independent contractors, and the terms “AGNC,” the “company,” “we” and “our” to refer to AGNC and its subsidiaries. We use the term “Code” to refer to this document, as it may be amended from time to time.
We expect all AGNC people to act ethically and obey the law. When you encounter ethical or legal issues where you are not certain about the correct course of action, you should use principles described in this Code as guideposts in deciding how to proceed. We have adopted this Code to give you guidance for resolving these ethical and legal issues. In particular, this Code addresses the following general topics:
•Observing all laws and regulations
•Avoiding conflicts of interest
•Maintaining accurate and complete company records
•Protecting confidential information
Because rapid changes in our industry and in the law constantly present new issues, we cannot create guidelines that address all circumstances or constitute the definitive answer on any question. When you are in doubt about the correct or best course of action, or have questions about the Code, you should always consider consulting your supervisor, the Chief Compliance Officer of the company (the “Chief Compliance Officer”) or the Legal team for guidance.
We firmly believe that a strong commitment to ethical and legal conduct is essential for us successfully to achieve our purpose and vision. We therefore require all AGNC people to comply with this Code. To help ensure this compliance, we have established a procedure for reporting suspected violations of this Code. Any violations of this Code may result in disciplinary action, including termination of employment or contract, as applicable. These matters are described in more detail at the end of this Code.
B.    OBSERVING ALL LAWS, RULES AND REGULATIONS
1.GENERALLY
We expect you to comply with all applicable local, state and federal laws, rules and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct. Although laws, rules and regulations may sometimes be ambiguous and difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law.
In addition, we expect you to comply with all AGNC policies and procedures that apply to you. These include, but are not limited to, our policies on securities trading, political contributions, equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection and expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these policies and procedures in the future and adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement, consulting agreement or other similar agreement that applies to you. If you previously signed one of these agreements with AGNC, it remains in full force and effect.
2.BRIBES AND KICKBACKS
Bribery is illegal and subject to criminal penalties in the United States and many other countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act (the “FCPA”), which is described in more detail in Section B.3 of this Code, and other laws, rules and regulations. You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business. All decisions regarding the investing of our assets or the purchasing of goods and services must be made on the basis of applicable investment or acquisition criteria, and in a way that preserves AGNC’s integrity.
Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed in our investment process or otherwise to our Chief Compliance Officer and must be legal, proper and reasonable in relation to customary commercial practice. Payments to these persons should never be used to accomplish indirectly what AGNC could not properly or legally do directly.
You should also be familiar with, and observe, the provisions of Section C.3 of this Code relating to Gifts, Gratuities and Entertainment, because the giving or receiving of such items could constitute an illegal bribe or kickback under certain circumstances.
3.POLITICAL ACTIVITY
We do not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, you are free to exercise your right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by other AGNC policies. You should not make these contributions in a way that might appear to be an endorsement or contribution by AGNC. You should be certain that you understand, and are complying with, all such laws, rules and regulations before making any political contributions. We will not reimburse you for political contributions in any way.
4.ANTITRUST
Antitrust laws generally prohibit agreements or actions that restrain trade or reduce competition. The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at reasonable prices. We expect you to adhere to both the spirit and the letter of the antitrust laws of the United States and with all applicable antitrust laws governing competition in any country in which AGNC does business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and AGNC can be subjected to substantial fines and damage awards.
a.Agreements with Competitors
The following agreements, arrangements or understandings between AGNC and its competitors (whether oral or in writing) should be avoided:

•Agreements that affect the price or other terms or conditions of sale of products or the terms on which we invest;
•Agreements regarding the companies in which AGNC or its managed companies will, or will not, invest or sell or provide services;
•Agreements to refuse to invest in or sell to particular businesses or to refuse to buy from particular businesses; and
•Agreements that limit the types of investments that AGNC will make.
Contacts with our competitors are sensitive and risky, because courts can infer an agreement or collusion from these contacts when they are followed by common action or behavior. We recognize that we may need to work with our competitors in the regular course of our business. In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, or any other proprietary or confidential information.
If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to the Chief Compliance Officer or a member of the Legal team.
5.SECURITIES LAWS AND INSIDER TRADING
The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon inside information not available to the other party.
The consequences of insider trading violations can be severe. AGNC people who trade on inside information, or who communicate (or tip) this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to 20 years. Additionally, if we or our senior officers do not take appropriate steps to prevent AGNC people from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.
Accordingly, if you have material, nonpublic (i.e., inside) information about AGNC or another company, you should not buy or sell securities of AGNC or the other company (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed. You also should only disclose or discuss inside information with other AMM Group members who need to know, or use, the information as part of their employment or service for the AMM Group, and you should not disclose inside information to others outside AGNC until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell AGNC securities.
AGNC has implemented the AGNC Investment Corp. Policy on Insider Trading to promote compliance with insider trading laws, rules and regulations and establish standards on trading of AGNC securities and the securities of other public companies as to which an AGNC Person may obtain material nonpublic information in the course of his or her services to AGNC. The Policy on Insider Trading is administered by the Chief Compliance Officer. AGNC people with questions regarding insider trading or the policy should contact the Legal Department.

6.HARASSMENT AND DISCRIMINATION
We are committed to providing a supportive work environment that is free from harassment and discrimination of any kind. To this end, AGNC has adopted an Anti-Harassment Policy and an Equal Employment Opportunity policy, copies of which are included in the Policy Booklet distributed to all AGNC employees. AGNC will not tolerate discrimination or harassment of employees or non-employees with whom we have a business, service or professional relationship. AGNC people are encouraged to report any acts of harassment or discrimination to the Chief Compliance Officer, the Chair of the Compensation and Corporate Governance Committee of the Board of Directors or to the hotline.
7.HEALTH AND SAFETY
We strive to provide AGNC people with a safe and healthy work environment. You have a responsibility for maintaining a safe and healthy workplace for all other AGNC people by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices and conditions.
Violence and threatening behavior are not permitted and will not be tolerated. If any AGNC person knows of actual or potential workplace violence or threatening behavior, he/she should immediately report such concerns to his or her manager, a member of the Human Resources or Legal Departments, the Chief Compliance Officer or the hotline.
All AGNC people are expected to conduct AGNC business free from the influence of any substance that could impair job performance. This includes alcohol, illegal drugs, controlled substances and, in certain instances, prescription medication. The use, sale and/or distribution of illegal drugs in the workplace will not be tolerated at any time.
8.INTERNATIONAL ISSUES
You are expected to comply with the legal requirements and ethical standards of each country in which you conduct AGNC business, as well as with all U.S. laws applicable in other countries.
The FCPA applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA’s requirements if you are involved in investment transactions or other business in a foreign country. Other legal requirements may affect our international business or transactions. These include, but are not limited to, laws, rules and regulations prohibiting money laundering and transactions with specifically designated nationals subject to government sanctions, which are covered by our Anti-Money Laundering Policy. If you have any questions regarding legal requirements applicable to international business or transactions, please contact a member of our Legal team.
C.    AVOIDING CONFLICTS OF INTEREST
1.GENERALLY
All AGNC people have a duty of loyalty to act in the best interests of the company. We expect you to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to AGNC or from AGNC’s best interests. Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in AGNC’s best interest.
Examples of situations that could be perceived as conflicts of interest and should be avoided include:
•Conducting AGNC’s business with a company owned, partially owned or controlled by you or a member of your family;
•Ownership of more than one percent of the stock of a company that competes or does business with AGNC (other than indirect ownership as a result of owning a widely-held mutual fund);
•Working as an employee or a consultant for a competitor, regulatory body, government entity or enterprise, investment adviser, fund, investor, consulting or research firm, or vendor concerning AGNC, its business or strategy, or the markets or industry sector in which AGNC does business (other than as part of your AGNC employment);
•Doing any work for a third party that may adversely affect your performance or judgment on the job, diminish your ability to devote the necessary time and attention to your duties or require you to divulge confidential information about AGNC, its business or strategy; and
•Appropriating or diverting to yourself or others any business opportunity or idea in which AGNC might have an interest.
These situations (and others like them), where your loyalties to AGNC could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, we expect you to discuss it with your supervisor or the Chief Compliance Officer. If a conflict is determined to exist, you must disengage from the conflict situation or terminate your employment.
2.USE OF OUR ASSETS
You are responsible for the proper use of AGNC’s physical resources and property, as well as its proprietary information.
Our offices, equipment, supplies and other resources may not be used for activities that are not related to your employment with AGNC, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable. If you are found to be engaging in, or attempting, theft of any AGNC property, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value, you may be subject to immediate termination of your employment or contract and possible criminal proceedings. We expect you to report any theft or attempted theft to your supervisor or the Chief Compliance Officer.
Proprietary words, slogans, symbols, logos or other devices used to identify AGNC and its proprietary methods and services are important business tools and valuable assets, which require care in their use and treatment. You may not negotiate or enter into any agreement respecting AGNC’s trademarks, service marks or logos without first consulting a member of our Legal team. We also respect the intellectual property rights of others. Thus, using the trademark or service mark of, or referencing for marketing purposes, another company (even one with whom AGNC has a business relationship), requires clearance or approval by our Legal team, to determine whether the use of that other company’s mark is proper. You should avoid the unauthorized use of copyrighted or patented materials of others and should ask a member of the Legal team if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials. In addition, simply because material is available for copying (such as content or images downloaded from the internet) does not mean that it is automatically legal or permissible to copy or distribute.
3.GIFTS, GRATUITIES AND ENTERTAINMENT
a.Giving
You may not offer money, gifts or other items or services of value to anyone with whom we do business or potentially would do business for the purpose of securing an investment opportunity or contract or obtaining favorable treatment. Business-connected favors or gifts may not be extended unless they:
•Are consistent with customary business practices;
•Do not have substantial monetary value and would not be viewed as improper by others; and
•Do not violate applicable laws, rules or regulations.
Business entertainment in the form of meals and beverages may be offered only if these activities and related expenses are modest and infrequent. Other forms of entertainment (such as tickets to sporting, civic or cultural events) are allowed only if reasonable, customary and not excessive. You should not give to or receive from vendors or service providers gift cards or other cash-like items.
b.Receiving
To avoid even the implication of impropriety, you should decline any gift, favor, entertainment or anything else of value from current or prospective intermediaries, clients, suppliers or contractors or their representatives except for:
•Gifts that do not have substantial monetary value given at holidays or other special occasions;
•Reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense;
•Promotional materials, including gift cards, received at conferences or other widely attended corporate or industry events with a value of less than $50; or
•Other routine entertainment that is business-related such as sports outings or cultural events, but only if such is otherwise acceptable under this Code and is reasonable, customary and not excessive.
In the event that you receive any gift or entertainment with a fair market value in excess of $200, you must promptly report it to your supervisor and/or such other person as may be designated by the Chief Compliance Officer. Executive officers must report such gifts or entertainment in writing, on a periodic basis, to the Audit Committee of the Board of Directors (the “Audit Committee”).
Ultimately, you must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any entertainment activity, consult with your supervisor or our Chief Compliance Officer.

D.    MAINTAINING ACCURATE AND COMPLETE COMPANY RECORDS
1.ACCOUNTING AND FINANCIAL RECORDS
We are required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.
You should not:
•Improperly accelerate or defer expenses or revenues to achieve financial results or goals;
•Deviate from any accounting standards applicable to AGNC or otherwise;
•Participate in the valuation of any of our assets at a value other than that required by law;
•Maintain any undisclosed or unrecorded funds or off the book assets;
•Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting;
•Make any payment for purposes other than those described in the documents supporting the payment;
•Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate; or
•Sign any documents believed to be inaccurate or untruthful.
AGNC people who exercise supervisory duties over our assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of AGNC’s assets and the accuracy of our financial records and reports. We have adopted and will continue to adopt various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.
Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit Committee and reported to our independent auditors. You must not interfere with or seek to influence improperly (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.
If you become aware of any questionable transaction or accounting practice concerning AGNC, our investments or our other assets, we expect you to report the matter immediately to our Chief Compliance Officer or to a member of our Audit Committee. In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other AGNC relationships outside the ordinary course of business with unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to our Chief Compliance Officer or to a member of our Audit Committee.
Section F.2 of this Code describes the procedure for making these reports. You may also make an anonymous report under Section F.2 if you are not comfortable revealing your identity when making a report.
2.DISCLOSURES TO INVESTORS

We are required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders’ meeting). We provide additional disclosures to the public through our quarterly earnings calls and press releases and provide disclosures to our lenders and other credit providers through various means. All AGNC people who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.
We have created and will continue to create disclosure controls and procedures that are designed to ensure that all such disclosures are accurate, complete and timely. If you become aware that our disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to our Chief Compliance Officer or a member of the Audit Committee.
3.RETENTION OF DOCUMENTS
Certain types of documents and records (including, for example, e-mails) must be retained for specific periods of time, because of legal and regulatory requirements, or contractual obligations to our providers of capital or others. These periods of time, and the types of documents and records covered, may vary from time to time and will be announced as appropriate. We expect you to comply with the document retention requirements that apply to you. If you are working with these types of documents and records, or are uncertain whether the documents or records you are working with are subject to these retention requirements, please consult with your supervisor, a member of our Legal team or our Chief Compliance Officer.
Whenever you become aware that documents or records of any type may be required in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents. This means that you must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact a member of our Legal team or our Chief Compliance Officer.
E.    PROTECTING CONFIDENTIAL INFORMATION
1.AGNC CONFIDENTIAL INFORMATION
You will often have access to information that is private to AGNC, has not been made public and constitutes trade secrets or proprietary information. Protection of this information is critical to our ability to grow and compete.
Under the laws of most jurisdictions where we do business, trade secrets are legally protected property as long as they remain secret (meaning not generally or publicly known).
Your obligations with respect to our confidential trade secrets and proprietary information are:
•Not to disclose the information outside of AGNC;
•Not to use the information for any purpose except to benefit AGNC’s business; and
•Not to disclose the information within AGNC, except to other AGNC people who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.

These obligations continue even after you leave AGNC, until the information becomes publicly available or until we no longer consider it a trade secret or proprietary information. Any documents, papers or records that contain trade secrets or proprietary information are our property and must remain at the company. In certain cases, AGNC people have executed nondisclosure agreements, employment agreements or other similar agreements that govern their obligations with respect to our information.
Our confidential trade secrets and proprietary information may include, among other things, information regarding our operations, business plans, investments, customers, strategies, trade secrets, records, finances, assets, data or other information that reveals the processes, methodologies or know how by which our existing or future investments, services or methods of operation are developed, conducted or operated.
2.CONFIDENTIAL INFORMATION OF OTHERS
In the normal course of business, you will acquire information about many other organizations, including clients, suppliers and competitors. This is a normal business activity and is not unethical in itself. We properly gather this kind of information for such purposes as evaluating investments. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our own investments and other business practices.
There are, however, limits to the ways that this information should be acquired and used. When working with sensitive information about our customers or suppliers, you should use that information only for the purposes for which it was disclosed to you and make it available only to other AGNC people with a legitimate need to know.
You should not use illegitimate means to acquire a competitor’s trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong. We will not tolerate any form of questionable intelligence-gathering. In addition, we strive to protect the privacy of personal information of others. We will only collect, use, process, and disclose an individual’s personal information in accordance with applicable law and our internal policies.
3.INADVERTENT DISCLOSURE
You should be careful to avoid the inadvertent disclosure of proprietary information. To avoid inadvertent disclosure, you should never discuss with any unauthorized person proprietary information that AGNC considers confidential or that we have not made public. You also should not discuss this information even with authorized AGNC people if you are in locations where unauthorized people may overhear you, such as airplanes or elevators, or when using non-secure electronic bulletin boards or databases. You should also not discuss this information with family members or with friends, because they may innocently or unintentionally pass the information on to someone else.
4.CONTACTS WITH REPORTERS, ANALYSTS AND OTHER MEDIA
Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must make certain that any information regarding our business, financial condition or operating results that is released to the public is accurate and consistent. As a result, you should not discuss internal AGNC matters with anyone outside of AGNC, except as clearly required in the performance of your job duties. This prohibition applies particularly to inquiries about AGNC made by the news media, securities analysts or investors. All responses to these inquiries must be made only by our executive officers (and individuals specifically designated by them, including members of our Investor Relations and Corporate Communications staffs), who are authorized to discuss information about AGNC with the news media, securities analysts and investors. If you receive inquiries from these sources, you should immediately refer them to one of these authorized spokespersons.
It should also be noted that the foregoing restrictions also apply with regard to the disclosure of information through other media, including but not limited to bulletin boards, internet chat rooms and social media.
F.    ADMINISTRATION OF THIS CODE
1.ONGOING REVIEW OF COMPLIANCE
We require all AGNC people to comply with this Code. Upon your receipt of this Code, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgement confirming that you have read and understood this Code and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.
2.REPORTING OF SUSPECTED VIOLATIONS
We expect you to bring to the attention of the Chief Compliance Officer (or any people that the Chief Compliance Officer designates) information about suspected violations of this Code by any other AGNC person as promptly as practicable. Additionally, we may designate a third-party hotline provider to which information about suspected violations of the Code may be reported. If you have information about suspected improper accounting or auditing matters, you should bring such information to the attention of our Chief Compliance Officer or a member of our Audit Committee directly. To contact our Audit Committee or to submit a report to them, please contact them at the contact information that we will distribute periodically.
If you are not comfortable revealing your identity when making a report, you can also make an anonymous report with our Chief Compliance Officer, the hotline or our Audit Committee.
You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. We will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report.
Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of prompt reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.
3.NON-RETALIATION
Nothing in this Code shall prohibit you from reporting any possible violation of federal law or regulation to any governmental agency. Further, nothing shall restrict you from communicating with such agency in the course of its investigation or from making disclosures that are protected pursuant to the whistleblower provisions of federal law and regulation.
Retaliation in any form against an AGNC person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.
4.INVESTIGATION OF SUSPECTED VIOLATIONS

Suspected violations will be investigated under the supervision of our Chief Compliance Officer or the Audit Committee, in such manner as the Chief Compliance Officer or the Audit Committee, as applicable, deems appropriate. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.
The Chief Compliance Officer may call upon members of our Legal team to participate in any investigations. You should be aware that our Chief Compliance Officer and the members of our Legal team are legally obligated to act in the best interests of AGNC as a company. They do not act as lawyers or personal representatives for any individual AGNC person, including our executive officers. Our Board of Directors (the “Board”) has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.
5.DISCIPLINARY ACTION
If our Chief Compliance Officer or our Board (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code, you may be subject to disciplinary action, up to and including termination of your employment or contract without prior warning and referral for criminal prosecution and fines.
6.SPECIAL PROVISIONS APPLICABLE TO CERTAIN FINANCIAL EXECUTIVES
Given the important position of trust and authority that they occupy, our Chief Executive Officer, President, Chief Operating Officer, Chief Investment Officer, Chief Financial Officer, Chief Accounting Officer, Controller, directors and certain other persons who may be designated by the Board or the Audit Committee (collectively, the “Financial Executives”) should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with our Chief Compliance Officer with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from the Board.
The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on AGNC with respect to our Financial Executives’ compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Board to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.
7.REVISIONS AND UPDATES TO THIS CODE
This Code may be revised, changed or amended at any time by our Board. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions.
8.IMPORTANT DISCLAIMERS
This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise with regard to the length and terms of your employment.